Exhibit (a)(1)(v)

Instructions for Withdrawal
of
Previously Tendered Common Shares of Beneficial Interest
of
MFS® Investment Grade Municipal Trust

If you tendered to MFS® Investment Grade Municipal Trust, a Massachusetts business trust registered under the Investment Company Act of 1940, as amended, as a closed-end management investment company (the “Fund”), in connection with the offer by the Fund to purchase for cash up to 50% of its outstanding common shares of beneficial interest (the “Shares”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 13, 2026 and the related Letter of Transmittal (together, the “Offer”), and you wish to withdraw your tender of all or any of your Shares, please fill out the attached Notice of Withdrawal. If your Shares are registered in the name of your broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), contact that Nominee Holder to withdraw your tendered Shares.

1.         Withdrawal. If you have tendered your Shares pursuant to the Offer, you may withdraw your Shares previously tendered by completing, executing and sending the attached “Notice of Withdrawal” to any one of the addresses set forth on the first page of the Notice of Withdrawal. If your Shares are registered in the name of your broker or other Nominee Holder, contact that Nominee Holder to withdraw your tendered Shares.

2.         Delivery of Notice of Withdrawal. Computershare Trust Company, N.A. (the “Depositary”) must receive the Notice of Withdrawal prior to 5:00 p.m., Eastern Standard Time, on May 12, 2026 (the “Expiration Date”), or if the Offer period is extended, by the close of ordinary trading on the NYSE on the newly designated expiration date. The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing holder of Shares. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. In all cases, sufficient time should be allowed to ensure timely delivery. If your Shares are registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Shares on or before the Expiration Date. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Shares.

3.         Procedures and Signature Guarantee. The Notice of Withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary and the signature on the Notice of Withdrawal must be affixed with a medallion guarantee stamp guaranteed by an Eligible Guarantor (as defined in the Offer to Purchase). If Shares have been delivered pursuant to the book-entry delivery procedure (as set forth in Section 3 of the Offer to Purchase), any Notice of Withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares (which must be the same name, number, and book-entry transfer facility from which the Shares were tendered), and must comply with the procedures of The Depository Trust Company. If this Notice of Withdrawal is signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, should indicate location of signing and must submit proper evidence satisfactory to the Depositary of their authority to so act.

VOLUNTARY CORPORATE ACTIONS, COY: CXH

NOTICE OF WITHDRAWAL

of Common Shares of Beneficial Interest

of

MFS® Investment Grade Municipal Trust

Previously Tendered

Pursuant to the Offer to Purchase Dated April 13, 2026

THE WITHDRAWAL DEADLINE IS 5:00 P.M., EASTERN STANDARD TIME,
ON May 12, 2026, UNLESS EXTENDED

This Notice of Withdrawal is Submitted to:

By First Class, Registered or Certified Mail:	By Express or Overnight Delivery:
Computershare Trust Company N.A. c/o Voluntary Corporate Actions; COY: CXH PO Box 43011 Providence, RI 02940-3011	Computershare Trust Company N.A. c/o Voluntary Corporate Actions; COY: CXH 150 Royall Street, Suite V Canton, MA 02021

DESCRIPTION OF SHARES WITHDRAWN*
Name(s) and Address(es) of Registered Holder(s) (Please fill in, if blank, exactly as name(s) appear(s) on your Letter of Transmittal	Shares Withdrawn** (Please check appropriate box below)
	1.	All	☐
	2.	Partial	☐
Number of Shares Withdrawn:
*	Need not be completed by holders of Shares withdrawing by book-entry transfer.

**	Unless otherwise indicated, it will be assumed that all Shares held in Direct Registration System, including any Shares held in the Fund’s distribution reinvestment plan, are being withdrawn.

This Notice of Withdrawal is to be completed if you tendered common shares of beneficial interest (the “Shares”), of MFS® Investment Grade Municipal Trust, a Massachusetts business trust, in connection with its offer to purchase for cash up to 50% of its outstanding Shares and wish to withdraw some or all of the Shares tendered.

Signatures are required on the next page.

VOLUNTARY CORPORATE ACTIONS, COY: CXH

NOTE: SIGNATURE(S) MUST BE PROVIDED BELOW.
PLEASE READ THE INSTRUCTIONS SET FORTH IN THIS
NOTICE OF WITHDRAWAL CAREFULLY.

Signature(s) of Owner(s):

Date:	, 2026

Printed Names:

Capacity and Location Signed:

Address:

Guarantee of Signature(s)
(Required if Shares have been delivered to the Depositary)
For use by financial institutions only. Place medallion guarantee in space below.

VOLUNTARY CORPORATE ACTIONS, COY: CXH